Exhibit 4.7

AMENDMENT AND WAIVER

TO

SERIES B CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

This Amendment (this “Amendment”), dated as of December 8, 2011, by and between Cancer Genetics, Inc., a Delaware corporation (the “Company”), and                      (the “Purchaser”), amends that certain Series B Convertible Preferred Stock Purchase Agreement, by and between the Company and the Purchaser (the “Purchase Agreement”). To the extent not otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

WITNESSETH:

WHEREAS, Section 1.4 of the Purchase Agreement provides that if the Company fails to complete a Merger during the Merger Period, the Company shall pay the Penalty to the Purchaser in accordance with the provisions set forth therein;

WHEREAS, the Company and the Purchaser wish to amend the Purchase Agreement to extend the Merger Period through March 31, 2012 and to provide that if the Company files a registration statement with the Securities and Exchange Commission during the Merger Period with respect to an initial public offering of its equity securities, the running of the Merger Period shall be tolled until the earlier of the consummation of the Company’s initial public offering (in which case the Company shall not be required to consummate the Merger or pay the Penalty) or the withdrawal of the initial public offering; and

WHEREAS, Section 8.5 of the Purchase Agreement provides that any term of the Purchase Agreement may be amended with the written consent of the Company and the Purchaser.

NOW, THEREFORE, in consideration of the premises and covenants hereafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1.4(a) of the Purchase Agreement is hereby amended by replacing the term “within nine (9) months of the conclusion of the Series B Preferred Stock Offering” with “prior to March 31, 2012.”

2. Section 1.4 of the Purchase Agreement is hereby amended by adding the following subsection at the end of that section:

“(c) Notwithstanding paragraphs (a) and (b) of this Section 1.4, if the Company files a registration statement with the Securities and Exchange Commission during the Merger Period with respect to an initial public offering of its equity securities, the running of the Merger Period shall be tolled until the earlier of (i) such time as the Company consummates the initial public offering of its equity securities, in which case the Merger Period shall terminate and the Company shall not be required to consummate the Merger or pay the Penalty, or (ii) such time as the Company withdrawals its initial public offering, in which case the Merger Period shall begin running again (with any penalty running beginning, and effective from, April 1, 2012 or, if earlier, on the date that we withdraw our initial public offering registration statement and terminate efforts to pursue an initial public offering.”

3. The Purchaser hereby waives and releases the Company from any and all claims, liabilities, damages or obligations it may have or which may have accrued under the Purchase Agreement as of the date hereof.

4. Other than as specifically set forth herein, all other terms and conditions of the Purchase Agreement are and will remain unchanged and in full force and effect.

5. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

6. This Amendment may be executed in counterparts (facsimile or other electronic signatures shall be deemed acceptable and binding), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has executed, or caused to be executed by a duly authorized individual, this Amendment as of the date first set forth above.

COMPANY

CANCER GENETICS, INC.

By:
Name:
Title:

PURCHASER

By:
Name: